Exhibit h(2)

                          Landmark International Funds
                               6 St. James Avenue
                          Boston, Massachusetts 02116


                               November 14, 1997

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

     Re: Landmark International Funds - Transfer Agency and
          Service Agreement

Ladies and Gentlemen:

     This letter serves as notice that CitiFunds International Growth & Income Portfolio (the "Fund") is added to the list of series of Landmark International Funds (formerly, "Landmark International Equity Fund") (the "Trust") to which State Street Bank and Trust Company ("State Street") renders services as transfer agent pursuant to the terms of the Transfer Agency Agreement dated as of November 1, 1990 (the "Agreement") between the Trust and State Street.

     Please sign below to acknowledge your receipt of this notice adding the Fund as a beneficiary under the Agreement.

                                    LANDMARK INTERNATIONAL FUNDS


                                    By: Philip Coolidge

                                    Title: President


Acknowledgment:

STATE STREET BANK AND TRUST COMPANY


By: Ronald Logue

Title:___________________________